Exhibit 10.9

Dear:	Mark Van Eman

Start Date:	August 15, 2008

Title:	Chief Operating Officer
Member of Executive Management Committee

Reporting to:	CEO

Job Description: Broad responsibilities of the position are listed below which will be reassessed from time to time and specific responsibilities will be added, amended or changed by the CEO.

—	Oversee company operations to insure timely product development, product launch, production efficiency, quality, service, and cost-effective management of resources.
—	Plan, develop, and implement strategies for generating resources and/or revenues for the company.
—	Implement company operational procedures, policies, and standards.
—
Manage product development, production and network services projects, review activity reports and financial statements to determine progress and status in attaining Company objectives; and refine operational course of action to achieve production and service targets.

—	As member of Executive Management Committee (EMC), manage and deliver on assigned activities to successfully achieve positive cash flow, profitability and growth; and report to the BOD

Annual Base Salary: $ 225,000.00 effective August 15, 2008 and there after reviewable annually beginning March 15th, 2009.

Bonus: Bonus payments may be offered annually effective April 2009 at the discretion of Board of Directors. There is no minimum guaranteed bonus; and if offered, it could be paid in cash, restricted shares and / or stock options as determined by the BOD. For April 2009 the Board has agreed to consider bonus to cover tax on any restricted stock grant, payable in April 2009, if expenses for the period 8/15/08 to 12/31/08 are achieved based on BOD approved budget and first revenue from Geo Mobile Product (GMP) sale is received by March 31, 2009.

Incentive Compensation: Incentive restricted stock grant of 500,000 common shares, priced at $0.04 vesting one quarter after first GMP sold; one quarter after 400 GMP units are sold; one quarter after 800 GMP units are sold; and one quarter one year after that. During the first twelve months of employment, termination for any reason will results in loss of all unvested shares. After one year of continuous employment, all shares will vest immediately if executive is terminated other than for cause, or if executive leaves voluntarily. Restricted shares may not be sold for at least six months following vesting and then only within strict guidelines of the company’s insider trading policy

Non-Compete Agreement: As a condition of employment, you agree to execute and comply by the Company’s confidentiality, non-compete and non-solicitation agreement.

Benefits: Standard comp any group health insurance plan will be offered by November 2008. As a member of the EMC, you will also receive coverage at two times your salary in group term life insurance at no cost to you, as well as participate in a company paid long term disability benefits plan.

Vacation and Holidays: Three weeks vacation per year, prorated for 2008 along with standard company holidays.

T&E: The Company will reimburse you for reasonable T&E expenses incurred in the course of business subject to Company policy.

Other Benefits: The Company may deem it necessary to offer you Company owned cell phone, computer or other devices & tools to perform your job. Such equipment will remain the property of the Company and must be returned upon request by the company.

The Company will reimburse your COBRA payments till you get on Company’s group health plan or through December 31, 2008, whichever occurs first.

Your employment with the Company is at-will and either party can terminate the relationship at any time with or without cause and with or without notice. You agree to abide by the written business policies and procedures of the Company throughout your employment.

You acknowledge that this offer letter represents the entire agreement between you and the Company and that no verbal or written agreements, promises, or representations that are not specifically stated in this offer, are or will be binding upon the Company.

If you are in agreement with the above outline, please sign below and return a copy to the undersigned.

Agreed and Accepted:
/s/ Mark Van Eman

Date:
August 18, 2008